Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Rexnord Corporation for the registration of 67,941,189 shares of its common stock and to the incorporation by reference therein of our report dated May 9, 2012 with respect to the consolidated financial statements and schedule of Rexnord Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

April 9, 2013